EXHIBIT 21.1

TravelCenters of America LLC

Consolidated Subsidiaries

As of February 19, 2010

Name of Subsidiary	Jurisdiction of Organization

TravelCenters of America Holding Company LLC	Delaware
TA Leasing LLC	Delaware
TA Operating Nevada LLC	Nevada
TA Franchise Systems LLC	Delaware
TA Operating LLC (doing business as TravelCenters of America and as Petro Stopping Centers)	Delaware
Petro Franchise Systems LLC	Delaware
TA Operating Texas LLC	Texas
3073000 Nova Scotia Company	Nova Scotia, Canada
TravelCentres Canada Inc.	Nova Scotia, Canada
TravelCentres Canada Limited Partnership	Nova Scotia, Canada